Exhibit 10.10

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW.

                                                                                                                                                                             101 Glacier Point

                                                                                                                                                                                          Suite A

                                                                                                                                                                   San Rafael, CA 94901

                                                                                                                                                                     hr@eksobionics.com

January 2, 2023

Jason Jones

[***]

Promotion Offer by Ekso Bionics, Inc.

Dear Jason,

Ekso Bionics, Inc. is pleased to promote you from the position of Senior VP of Product Development to the position of Chief Operating Officer (COO) with Ekso Bionics, Inc. (the "Company"). You will report directly to Scott Davis, CEO. The terms of our promotion offer letter and the benefits currently provided by the Company are as follows:

1.    Starting Salary. Your starting salary in this position will be Two Hundred Ninety-Five Thousand Dollars ($295,000.00) per year and will be subject to review from time to time by the Company to determine whether, in the Company's judgment, your base rate should be changed. This position is exempt from paid overtime as required by state and federal law, and therefore there is no overtime pay. Base salary is paid per the Company's routine payroll procedures and is subject to applicable withholding required by law.

2.    Bonus: You will continue to participate in our Short-Term Incentive (STI) program which you will be awarded a percentage of your base salary based on Company, Team, and Individual performance against annual milestones. Based on the classification of your position, you will have a bonus potential of fifty percent (50%) of your base salary. The Company reserves the right to amend it or any other bonus plan at its absolute discretion.

3.    Benefits. You are eligible and may continue to participate in regular health insurance and other employee benefit plans established by the Company for its employees. The Company offers medical, dental, vision, a 401k plan, in addition to the Company’s bonus plan, in addition to other benefits (Appendix A). The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment and company benefits.

4.    Discretionary: You will continue to receive discretionary, paid time off from work, along with paid time off for Company observed holidays (Appendix A). DTO can be used for purposes of time away from work, including sick time. DTO will therefore not be accrued on a go-forward basis.

5.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company. During your employment, you may develop certain information or inventions that will be the Company's property. During the period that you render services to the Company, you agree to not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business, or activity you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or preparing to engage in competition with the Company's business or proposed business.

6.    No Breach of Obligations to Prior Employers. You represent that your signing of this promotion offer letter, agreement(s) concerning equity grants to you, if any, under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7.    Equity. The Board has approved an award of restricted stock units to you, Jason, to be granted under the Company’s Amended and Restated 2014 Equity Incentive Plan for a number of shares to be equal to

$225,000 divided by the closing price of the Company’s common stock as quoted on Nasdaq on issuing date of January 3nd at market close), which will vest in thirds (1/3) on each annual anniversary of the issuing date, subject to your continued employment with the Company. Grants shall be officially assigned upon the successful refresh of Ekso’s employee equity award pool being voted on at the 2023 annual shareholder’s meeting. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors. It is also expected that you will be eligible to receive future annual equity grants consistent with the Company’s executive compensation practices a commensurate with your title and position. At their discretion, the Board of Directors and the Company may also grant additional equity for the exemplary achievement of key strategic milestones.

8.	Termination By The Company without Cause.

(a)    If the Company terminates your employment without Cause (as defined below) at any time, you shall be entitled to the amounts and benefits provided below subject to your execution and delivery to the Company a Release in satisfaction of the Release Condition (as defined below):

(1)

The Company shall pay to you severance in the form of salary continuation at your base salary rate in effect on the date of your employment termination, subject to the Company's regular payroll practices and required withholdings, for a period of six (6) months (the Severance Period") commencing on the first payroll date on which the Release Condition is satisfied. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which you may consider and sign the Release spans two (2) calendar years, the payment of severance will not be made or begin until the second calendar year; and

(2)

For the duration of the applicable Severance Period, continuation of or reimbursement for your participation in (i) the Company's group health plan on the same terms applicable to similarly situated active employees during the applicable Severance Period provided you were participating in such plan immediately prior to the date of employment termination; and (ii) each other Benefit program to the extent permitted under the terms of such program.

9.    Termination By The Company for Cause. Upon written notice to you, the Company may terminate your employment for “Cause” if any of the following events shall occur:

(a)    any act or omission that constitutes a material breach by you of any of your obligations under this letter;

(b)    the willful and continued failure or refusal of you to satisfactorily perform the duties reasonably required of you as an employee of the Company, which failure or refusal continues for more than thirty (30) days after notice given to you, such notice to set forth in reasonable detail the nature of such failure or refusal;

(c)	your conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or misappropriation or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(d)    your engaging in any misconduct, gross negligence, an act of dishonesty (including, without limitation, theft or embezzlement), violence, the threat of violence, or any activity that could result in any material violation of federal securities laws, in each case that is harmful to the Company or any of its affiliates;

(e)    your material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(f)    your refusal to follow the directions of the CEO or the Board, unless such directions are, in the written opinion of legal counsel, illegal or in violation of applicable regulations; or

(g)    any other willful misconduct by you that is materially harmful to the company's financial condition or business reputation or any of its affiliates.

10.    At-Will Employment: Your employment with the Company continues to be for no specified duration and is at the will of both you and Ekso Bionics, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and Scott Davis, Chief Executive Officer (CEO) of the Company.

11.    Entire Agreement. Once accepted, this offer constitutes the entire agreement between you and the Company concerning the subject matter hereof. It supersedes all prior offers, negotiations, and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written, or oral, which is not contained in this agreement to induce you to execute the agreement. You acknowledge that you have executed this agreement in reliance only upon such promises, representations, and warranties as are contained herein.

12.    Acceptance. This promotion offer will remain open until January 2, 2023. If you decide to accept our offer and hope you will, please sign the enclosed copy of this promotion letter in the space indicated and return it to me. Your signature acknowledges that you understand the responsibilities or your role as Chief Operating Officer as outlined in Appendix B. In addition, your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this promotion letter and the attached documents if any. Should you have anything else that you wish to discuss, please do not hesitate to contact me.

We look forward to your success in your new position as Chief Operating Officer (COO) of the Company.

Sincerely,

/s/ Scott Davis

Scott Davis (Chief Financial Officer)

I have read and understood this promotion offer letter. With this acknowledgment, I accept and agree to the terms set forth above and further acknowledge that no other commitments were made to me as part of my continued employment offer except expressly set forth herein.

/s/ Jason Jones                 Date signed: 01/02/2023

Jason Jones

Start Date: Your first day in your new position as Chief Operating Officer (COO) is scheduled for January 2,
2023.

APPENDIX A

[***]

APPENDIX B

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